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                                                                   EXHIBIT 11(a)







                Statement re computation of earnings per share.





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
                                 Exhibit 11(a)

                                GROSSMAN'S INC.
                       COMPUTATION OF EARNINGS PER SHARE
                     (In thousands, except per share data)



                                      Year Ended          Year Ended          Year Ended
                                   December 31, 1993   December 31, 1992   December 31, 1991
                                   -----------------   -----------------   ----------------
Net income (loss) for primary and
 fully diluted earnings per share      $(68,348)            $ 6,232             $ 4,291
                                      ==========           ========            ========
Weighted average number of
 shares outstanding                      25,661              25,518              25,475

Net effect of dilutive stock
 options                                     -                  675                 403
                                       ---------           --------            --------
Total weighted average shares
 outstanding and common stock
 equivalents used in primary
 calculation of earnings per
 share                                   25,661              26,193              25,878

Additional dilution from
 stock options                               -                   48                  -
                                       ---------           --------            --------
Total weighted average shares
 outstanding and common stock
 equivalents used in fully
 diluted calculation of earnings
 per share                               25,661              26,241              25,878
                                     ==========            ========            ========
Net Income Per Common Share
 (Primary and Fully Diluted)             $(2.66)              $0.24              $ 0.17
                                      ==========           ========            ========




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